UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2026 (March 9, 2026)
Commission File Number: 1-35106

AMC Networks Inc.
(Exact name of registrant as specified in its charter)

Nevada		27-5403694
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

11 Penn Plaza,
New York,	NY	10001
(Address of principal executive offices)		(Zip Code)

(212) 324-8500
(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	AMCX	The	NASDAQ	Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement
On March 13, 2026 (the “Early Settlement Date”), AMC Networks Inc. (the “Company” or “AMC Networks”) completed the early settlement of its previously announced (i) offer to exchange (the “Exchange Offer”) any and all of its outstanding 10.25% Senior Secured Notes due 2029 (the “Old Notes”), held by eligible holders of the Old Notes, for its newly-issued 10.50% Senior Secured Notes due 2032 (the “New Notes”) and (ii) related consent solicitation (the “Consent Solicitation”) to amend the indenture governing the Old Notes (the “Old Notes Indenture”) to amend the covenant that limits restricted payments in order to permit buybacks, purchases, redemptions, retirements or other acquisitions of the Company’s equity interests in an aggregate amount not to exceed $50,000,000 (the “Proposed Amendment”).
The early tender deadline was 5:00 p.m., New York City time, on March 6, 2026 (the “Early Tender Time”). As of the Early Tender Time, approximately $830.6 million in aggregate principal amount of outstanding Old Notes, representing approximately 95% of the $875 million total outstanding aggregate principal amount of the Old Notes, had been validly tendered and not validly withdrawn. In connection with early settlement of the Exchange Offer, the Company issued approximately $884 million in aggregate principal amount of the New Notes. All Old Notes exchanged were cancelled. Following such cancellation, approximately $44.4 million in aggregate principal amount of the Old Notes remains outstanding.
The New Notes are a further issuance of, and are in addition to, the 10.50% Senior Secured Notes due 2032 (the “Original 2032 Notes”) that the Company issued on July 3, 2025 in the aggregate principal amount of $400 million. The New Notes are fungible with the Original 2032 Notes and trade under the same CUSIP numbers as the Original 2032 Notes (except that New Notes issued pursuant to Regulation S will trade separately under a different CUSIP number until at least 40 days after the closing date and thereafter, subject to the terms of the New Notes Indenture (as defined below) and the applicable procedures of the depositary).
The New Notes will mature on July 15, 2032. The Company will pay interest on the New Notes at a rate of 10.50% per annum. Interest on the New Notes will accrue from January 15, 2026, the last interest payment date for the Original 2032 Notes and will be payable semi-annually in arrears on January 15 and July 15 of each year to the holders of record at the close of business on July 1 and January 1, whether or not a business day, prior to such interest payment date, provided that interest payable on the maturity date shall be payable to the person to whom principal shall be payable. The first interest payment date will be July 15, 2026.
The Company’s obligations under the New Notes are jointly and severally guaranteed, on a senior secured basis, by certain of the Company’s domestic subsidiaries that guarantee the Company’s credit facilities and other material debt, subject to customary exclusions (including certain insignificant subsidiaries, receivables subsidiaries and special-purpose producer subsidiaries).
The foregoing summary of the New Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, dated as of July 3, 2025, as amended by the First Supplemental Indenture, dated as of February 23, 2026, among the Company, each of the guarantors party thereto and U.S. Bank Trust Company, National Association, as Trustee (collectively, the “New Notes Indenture”).
On March 9, 2026, upon receipt of the requisite consents to adopt the Proposed Amendment with respect to the Old Notes, the Company entered into a first supplemental indenture to the Old Notes Indenture (the “First Supplemental Indenture”) implementing the Proposed Amendment. The foregoing summary of the Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the First Supplemental Indenture, which is attached as Exhibit 4.3 hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits.

The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit Number	Item
4.1
Indenture, dated as of July 3, 2025, among the Company, as issuer, each of the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 3, 2025).

4.2
First Supplemental Indenture, dated as of February 23, 2026, to the Indenture, dated as of July 3, 2025, among the Company, as issuer, each of the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2026).

4.3
First Supplemental Indenture, dated as of March 9, 2026, to the Indenture, dated as of April 9, 2024, among the Company, as issuer, each of the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMC Networks Inc.

Date:	March 13, 2026	By:	/s/ Anne G. Kelly
Anne G. Kelly
Executive Vice President and Corporate Secretary